EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
March 8, 2004

Contact:
Sam Reinkensmeyer	Marian Briggs/Shawn Brumbaugh
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	mbriggs@psbpr.com
Nasdaq Symbol: CNXS	sbrumbaugh@psbpr.com

CNS, Inc. Revises Cold/Flu Season Expectations and Fourth-Quarter Guidance;
Plans to Focus on Breathe Right®Nasal Strips in Fiscal 2005

• Conference call scheduled for 5 p.m. ET today • Company expects fiscal 2004 sales up 8% to 11%; EPS up 9% to 20% • Clear nasal strips to be relaunched

        MINNEAPOLIS, March 8 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that the abrupt end to the cold and flu season in the United States will likely impact its revenues and earnings in the fourth quarter ending March 31, 2004. As a result, net sales are now estimated to be in the range of $21 million to $23 million, down 1 percent to up 8 percent versus the prior-year fourth quarter, and lower than the company’s earlier forecast of $23.5 million to $25.5 million. The loss per fully diluted share is expected to range from $(0.07) to $(0.02) compared to earnings per fully diluted share in the prior-year fourth quarter of $0.04. CNS had previously estimated earnings per fully diluted share to be between breakeven and $0.03.

        Sales for the fiscal year ending March 31, 2004, are now estimated to range from $85.5 million to $87.5 million, up 8 percent to 11 percent from prior-year sales of $79.1 million. Earnings per fully diluted share for the 2004 fiscal year are now estimated to be $0.50 to $0.55, up 9 percent to 20 percent versus year-ago fully diluted earnings per share of $0.46.

        Commenting on the revised outlook, CNS’ President and CEO Marti Morfitt said, “Weaker sales volumes of Breathe Right nasal strips and Vapor Shot!™ personal vaporizer are causing lower than anticipated fourth-quarter results. The 2003/2004 domestic cold and flu season was unusually severe in early November through mid-January. Since mid-January, the cold and flu season has

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dropped off abruptly versus the prior year, resulting in lower than expected consumer purchases of related products, including Breathe Right nasal strips and Vapor Shot!.”

        CNS expects to report its fiscal fourth-quarter and full-year earnings on April 29, 2004. In addition, the company’s projections for fiscal 2005 will be released at that time.

Product Plans for Fiscal 2005

        CNS also announced that its plans for fiscal 2005 will center on building the core Breathe Right nasal strips business. As part of this concentrated focus on Breathe Right nasal strips, CNS intends to relaunch its Clear nasal strips and to leverage the recent success achieved with the mentholated Vapor strips line. Breathe Right Clear strips are made from a material that makes them easy-to-remove and, therefore, the perfect solution for the approximately 50 percent of Americans who experience dry or sensitive skin. Vapor strips, which were relaunched in fiscal 2004, experienced double-digit growth rates during the recent cold and flu season. CNS intends to build upon this success to continue strong growth for Vapor strips in fiscal 2005.

        “Our focus during the coming year will be to reinvest in our nasal strips business to drive further household penetration,” said Morfitt. “Currently, Breathe Right nasal strips have more than a 90 percent share of the U.S. nasal strip market and are the #1 over-the-counter snoring remedy. Yet, Breathe Right nasal strips have a U.S. household penetration rate of only 3 percent, and international Breathe Right sales are still in their infancy. We believe there is a substantial opportunity to grow our core nasal strips business.”

        Among its initiatives, CNS is exploring expanded international distribution and plans to increase its marketing presence in one or two markets during the next year.

        “A key success of the 2003/2004 cough and cold season was the performance of our mentholated vapor platform, including Breathe Right mentholated nasal strips and Vapor Shot! personal vaporizer,” said Morfitt. “Although Vapor Shot! sales are expected to come in at the lower end of our target for this product, the joint advertising and promotional program drove strong volume in mentholated Vapor strips. Our objective is to continue the growth of our mentholated vapor platform, including supporting Vapor Shot! and Vapor strips, and achieve similar sales gains by repositioning our Clear strips.”

        The company is committed to the success of its existing portfolio of Breathe Right and FiberChoice® products. In addition, CNS is actively developing a pipeline of new products for future launch and continues to screen acquisition opportunities to further increase revenues.

        “We have a strong balance sheet with $47 million in cash and no long-term debt, giving us the resources to fund our long-term growth strategies,” said Morfitt.

Conference Call Webcast

        A conference call is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call over the Internet by logging onto the CNS Web site at www.cns.com. If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 1-800-405-2236, conference call ID #573457. The audio replay will be available beginning at approximately 6 p.m. CT on Monday, March 8 until 6 p.m. CT on Monday, March 15.

About CNS, Inc.

        CNS, based in Minneapolis, is a growing company that designs, manufactures and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

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